SUPPLEMENTAL BONUS PLAN
                      FOR W. KIRK HANKINS AND LORIN KRUEGER


1. The amount of shareholder value will be calculated from a baseline of the December 31, 1994 bid price of the stock, times the number of shares outstanding.

2. The growth in shareholder value will be the difference between (a) the current year bid price at the end of the year, times the number of shares outstanding at the end of the year equals current year shareholder value, (see footnote at bottom of page) and (b) the current year shareholder value divided by the baseline shareholder value will determine the percentage increase of shareholder value.

3. The percentage of growth will be multiplied by the current year's base pay as step one.

4. Because it would be detrimental to the company and the price of the stock to pay a large bonus with a small profit, we wish to establish a framework for payment of this bonus based on after tax and after bonus profit. The following schedule will be used to determine actual payment. Step two - The percentage increase in shareholder value from Item 2 will be multiplied by the percentage in this schedule. For example ... If the percent of stockholder value increase was 50% and the Company profit was $250,000, twenty percent would be multiplied by 50% for a net allowance of 10% of base pay payable at the end of the year. If the total amount of bonus calculated exceeded $50,000 it would drop the after-tax and bonus to below $200,000 and the percent would drop to 10% times the 50% or 5%. If this calculation brought it below $100,000, there would be no bonus paid.

Dollars (000's)

After tax and       Percent of          After tax and          Percent of
bonus profit        shareholder value   bonus profit           shareholder value
                    increase                                   increase

000 - 099              0                   500 - 599                  50%
100 - 199             10%                  600 - 699                  60%
200 - 299             20%                  700 - 799                  70%
300 - 399             30%                  800 - 899                  80%
400 - 499             40%                  900 - 999                  90%
                                           1000 - up                  100%

5. An additional limit will be set that regardless of profit or increase in shareholder value the annual payment can never exceed 100% of the individuals base pay.

6. If the shareholder value drops below the baseline period, there will be no bonus until shareholder value again exceeds the baseline.

7. Step three - Payments received starting with 1995 will be subtracted from subsequent year payments.

8. It is the intent that there will never be a duplicate payment in this plan. For example ... If a payment is made at the end of 1995 and in 1996 shareholder value drops below the baseline, there would be no payment until the shareholder value again exceeded the baseline. Step three - All prior year payments would be subtracted from the calculated amount payable in step two to determine the amount to be paid in a given year. The amount to be paid in a given year cannot exceed the base pay; however, when the calculation is made in step two and prior year payments are subtracted, it is at this point that the limit of base pay will be applied.

This bonus plan will expire December 31, 1999 unless otherwise acted upon by all parties.

If death should occur to one of the parties involved, the bonus plan will be paid up until the time of death.


Footnote:          December 31, 1994 - Closing bid price - 2 1/8
                                     - Number of shares outstanding - 2,010,311
                                     - Shareholder value - $4,271,911

A motion was made at the Board of Directors Meeting on May 22, 1995 by Bob Dessalet, and seconded by Tom dePetra to accept the Supplemental Bonus Plan. The motion carried unanimously.


APPROVED BY:


/s/ Bob Dessalet                                     /s/ Tom de Petra
Bob Dessalet                                            Tom dePetra


/s/ Swen Farland
Swen Farland